Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith, relating to the Common Stock, $0.01 par value, of FairPoint Communications, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 10th day of May, 2012.

MAGLAN CAPITAL LP		MAGLAN CAPITAL GP LP

By:	/s/ Steven Azarbad	By:	/s/ Steven Azarbad
Name:	Steven Azarbad	Name:	Steven Azarbad
Title:	Managing Member of the GP	Title:	Managing Member